Exhibit 99.1

FOR IMMEDIATE RELEASE

VALSPAR BOARD OF DIRECTORS ELECTS NEW MEMBERS

MINNEAPOLIS, Minn., June 20, 2007 – The Valspar Corporation (NYSE:VAL) announced today that the Board of Directors elected Janel Haugarth, 52, executive vice president, president and chief operating officer, supply chain services, SUPERVALU INC. (NYSE:SVU), and Stephen D. Newlin, 54, chairman, president and chief executive officer, PolyOne Corporation (NYSE:POL), to the Board of Directors. Ms. Haugarth has been appointed to serve on the board’s audit and governance committees. Mr. Newlin has been appointed to serve on the board’s compensation and governance committees.

“We are pleased to welcome Ms. Haugarth and Mr. Newlin to our board,” said Thomas R. McBurney, Valspar chairman. “These talented business leaders bring valuable management experience to our board and to Valspar. Their insight will be a terrific asset as the company continues to expand its presence in global paint and coatings markets.”

Ms. Haugarth was appointed executive vice president, president and chief operating officer, supply chain services, SUPERVALU INC. in May 2006. Prior to her current role, Ms. Haugarth served for six years as president of the company’s Northern region, which grew to include responsibility for the regional network in the Northwestern United States. Previously, she served as corporate vice president and controller, distribution operations. Ms. Haugarth is a member of the Board of Directors of the Minnesota Grocers Association, the Food Marketing Institute Wholesaler Advisory Board and IGA-USA. She has also served on the boards of Tidyman’s LLC and Banta Corporation.

Mr. Newlin was named chairman, president and chief executive officer of PolyOne Corporation in February 2006. From 2003 to 2006, Mr. Newlin served as president of the industrial sector for Ecolab, Inc. He was president and a director of Nalco Chemical Company from 1998 to 2001 and was chief operating officer and vice chairman from 2000 to 2001. His employment with Nalco spanned nearly 24 years including positions as President of Nalco Europe and President of Nalco Pacific. Mr. Newlin also serves on the Board of Directors of Black Hills Corporation.

Investor Contact: Lori A. Walker, (612) 375-7350

Media Contact: Mike Dougherty, (612) 375-7802

The Valspar Corporation (NYSE:VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

For more information, visit www.valsparglobal.com.

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